Exhibit 99.2

10x Genomics Names Jim Wilbur as Chief Commercial Officer

PLEASANTON, Calif., July 14, 2022 — Following a comprehensive search process, 10x Genomics, Inc. (Nasdaq: TXG), today announced the hiring of Jim Wilbur, Ph.D., as Chief Commercial Officer, effective July 27. In this role, Wilbur will be responsible for driving commercial strategy and execution and leading the company’s sales, support and marketing functions.

A life sciences entrepreneur and seasoned global commercial executive, Wilbur brings nearly 30 years of experience building businesses, developing high-performance teams and scaling commercial organizations to drive growth and customer success.

“Jim’s deep experience driving commercial excellence and execution at scale make him the ideal person to lead our global commercial team in this next phase of growth,” said Serge Saxonov, Co-founder and CEO of 10x Genomics. “What stood out from all the other great candidates is Jim’s detailed understanding and passion of the sales craft, his ability to operate strategically from first principles and his technical depth as a top-notch scientist. It’s an incredibly rare combination. He is a great fit with the 10x mission and culture, is rigorous about process and data and has tremendous energy to get things done. We’re thrilled to welcome him to the team.”

Wilbur joins 10x Genomics from Meso Scale Discovery (MSD), the world’s leading provider of highly sensitive multiplex immunoassays. Widely recognized for its innovative and robust technology, MSD develops, manufactures and markets instruments and assays for research use in life sciences and biodefense.

As part of the original team that started the operations of MSD, Wilbur initially led the development of the company’s core technology and products. When MSD launched its first products in 2001, Wilbur assumed leadership for the company’s commercial function, building the global team responsible for marketing, selling and servicing the company’s portfolio of instruments and consumables. Since that time, Wilbur has scaled MSD’s global commercial organization to deliver sustained high growth and cultivate deep partnerships with customers.

“It’s an exciting time to join the 10x team, be part of the company’s mission and have the opportunity to make a difference in a transformational way,” said Wilbur. “10x has a great foundation to build on, and I have strong confidence in the company’s long-term opportunity and ability to fulfill the tremendous promise of single cell and spatial biology. I look forward to helping the team drive a strong culture of commercial excellence, deliver meaningful value for customers and accelerate growth and impact.”

Wilbur earned his bachelor’s degree in chemistry and intellectual history from the University of California, San Diego, and holds his Ph.D. in chemistry from Stanford University. Prior to MSD, he completed an NIH Postdoctoral Fellowship at Harvard University.

About 10x Genomics
10x Genomics is a life science technology company building products to interrogate, understand and master biology to advance human health. Our integrated solutions include instruments, consumables and software for analyzing biological systems at a resolution and scale that matches the complexity of biology. 10x Genomics products have been adopted by researchers around the world including in all of the top 100 global research institutions as ranked by Nature in 2020 based on publications and all of the top 20 global pharmaceutical companies by 2020 research and development spend and have been cited in over 3,800 research papers on discoveries ranging from oncology to immunology and neuroscience. Our patent portfolio comprises more than 1,500 issued patents and patent applications.

Contacts

Investors: investors@10xgenomics.com
Media: media@10xgenomics.com